Exhibit 99.1

MoneyGram Enters into Agreement to be Acquired by Madison Dearborn Partners

MoneyGram Shareholders to Receive $11.00 Per Share in Cash

Transaction Provides Additional Resources to Accelerate Advancement of Digital Growth Strategy

DALLAS and CHICAGO, February 15, 2022 — MoneyGram International, Inc. (NASDAQ: MGI) (the “Company”), a global leader in the evolution of digital P2P payments, and Madison Dearborn Partners, LLC (“MDP”), a leading private equity firm based in Chicago, today announced a definitive agreement under which funds affiliated with MDP will acquire all outstanding shares of MoneyGram for $11.00 per share in an all-cash transaction valued at approximately $1.8 billion. The purchase price represents a meaningful premium of approximately 50% to MoneyGram’s unaffected closing stock price on December 14, 2021, the last trading day prior to media speculation regarding a possible transaction.

“We are excited to enter into this transaction with MDP, which will deliver immediate and compelling value to shareholders and enable us to accelerate the advancement of our digital growth strategy,” said Alex Holmes, MoneyGram Chairman and CEO. “This transaction is the culmination of a thorough process by the MoneyGram Board to enhance shareholder value while positioning our business for continued growth and expansion. MoneyGram has undergone a rapid transformation over the last several years to expand our digital capabilities and adapt to the evolving needs of our customers. By partnering with MDP and becoming a private company, we will have greater opportunities to innovate and transform MoneyGram to lead the industry in cross-border payment technology and deliver a more expansive set of digital offerings, while leveraging our global platform for new customers and use cases. This transaction provides exciting opportunities for our dedicated MoneyGram team and partners, and I’m incredibly excited about the path ahead.”

“MoneyGram is a leader in cross-border payments with one of the strongest brands and reputations in the industry, and we are excited to partner with Alex and his leadership team as they continue to lead MoneyGram’s digital growth strategy,” said Vahe Dombalagian, a Managing Director on MDP’s Financial and Transaction Services team. “We are looking forward to applying our substantial experience growing digital businesses and deep payments knowledge to help MoneyGram further strengthen its market-leading cross-border capabilities and enhance its digital platform. Alex and his team have transformed MoneyGram over the past few years, and we are excited to help them execute the important work ahead to continue evolving and growing MoneyGram’s business.”

Transaction Details

Under the terms of the agreement, which was unanimously approved by the MoneyGram Board of Directors, MoneyGram shareholders will receive $11.00 in cash for each share of MoneyGram common stock they own. In addition, upon the closing of the transaction MDP will be refinancing the Company’s outstanding debt, which was $799 million as of December 31, 2021.

Committed debt financing for the transaction has been provided by Goldman Sachs & Co. LLC, Deutsche Bank Securities Inc. and Barclays. The transaction is expected to close in the fourth quarter of 2022, subject to customary closing conditions, including approval by MoneyGram shareholders and receipt of regulatory approvals, including required approvals in various jurisdictions related to money transmitter licenses. Upon completion of the transaction, MoneyGram will become a private company and MoneyGram shares will no longer be listed on any public market.

The agreement includes a 30-day “go-shop” period expiring on March 16, 2022. During this period, the MoneyGram Board and its advisors are permitted to actively initiate, solicit, encourage and evaluate alternative acquisition proposals, and potentially enter into negotiations with any parties that may offer alternative acquisition proposals. MoneyGram will have the right to terminate the MDP agreement to enter into a superior proposal subject to the terms and conditions of such agreement. There can be no assurance that this “go-shop” process will result in a superior proposal or that any other transaction will be approved or completed. MoneyGram does not intend to disclose developments with respect to the go-shop process unless and until its Board of Directors determines such disclosure is appropriate or is otherwise required.

Leadership and Headquarters

Following the close of the transaction, it is expected that MoneyGram will continue to operate under the MoneyGram brand and be led by Alex Holmes and the Company’s existing leadership team. MoneyGram will maintain its headquarters in Dallas, Texas.

Fourth Quarter and Full-Year 2021 Financial Results

In light of the proposed transaction, MoneyGram has canceled its previously announced conference call to discuss its fourth quarter and full-year 2021 financial results, which had been scheduled for Friday, February 25, 2022, at 9:00 a.m. ET.

Advisors

BofA Securities, Inc is serving as exclusive financial advisor to MoneyGram, Vinson & Elkins LLP is acting as legal counsel and Paul Hastings LLP is acting as financial services regulatory counsel.

Goldman Sachs & Co. LLC is acting as lead financial advisor to MDP, Deutsche Bank Securities Inc., Barclays and J.P. Morgan Securities LLC are acting as financial advisors to MDP and Latham & Watkins LLP, Kirkland & Ellis LLP and Covington & Burling LLP are providing legal counsel.

About MoneyGram International, Inc.

MoneyGram International, Inc. (NASDAQ: MGI), a global leader in the evolution of digital P2P payments, delivers innovative financial solutions to connect the world’s communities. With a purpose-driven strategy to mobilize the movement of money, a strong culture of fintech innovation, and leading customer-centric capabilities, MoneyGram has grown to serve over 150 million people in the last five years. The Company leverages its modern, mobile, and API-driven platform and collaborates with the world’s top brands to serve consumers through its direct-to-consumer digital channel, global retail network, and embedded finance business for enterprise customers. MoneyGram is also a leader in pioneering cross-border payment innovation and blockchain-enabled settlement. For more information, please visit ir.moneygram.com, follow @MoneyGram on social media, and explore the website and mobile app through moneygram.com.

About Madison Dearborn Partners, LLC

Madison Dearborn Partners, LLC (“MDP”) is a leading private equity investment firm based in Chicago.

Since MDP’s formation in 1992, the firm has raised aggregate capital of over $28 billion and has completed over 150 investments. MDP invests across five dedicated industry verticals, including financial and transaction services; basic industries; business and government software and services; health care; and telecom, media and technology services. For more information, please visit www.mdcp.com.

Important Information for Stockholders

The proposed transactions will be submitted to the stockholders of the Company for their consideration. In connection with the proposed transaction, the Company will file a proxy statement and other materials with the Securities and Exchange Commission (the “SEC”). In addition, the Company may also file other relevant documents with the SEC regarding the proposed transaction. After the proxy statement has been cleared by the SEC, a definitive proxy statement will be mailed to the stockholders of the Company.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT(S) AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders may obtain a free copy of the proxy statement(s) (when available) and other documents filed with the SEC by the Company, at the Company’s website, ir.moneygram.com, or at the SEC’s website, www.sec.gov. The proxy statement(s) and other relevant documents may also be obtained for free from the Company by writing to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Investor Relations.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in the Proxy Statement on Schedule 14A for the 2021 annual meeting of stockholders for the Company, which was filed with the SEC on March 25, 2021. This document can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Forward Looking Statements

The information included herein contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect the Company’s current beliefs, expectations or intentions regarding future events and speak only as of the date they are made. Words such as “may,” “might,” “will,” “could,” “should,” “would,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursuant,” “target,” “forecast,” “outlook,” “continue,” “currently,” and similar expressions are intended to identify such forward-looking statements. The statements in this communication that are not historical statements are forward-looking statements within the meaning of the federal securities laws. Specific forward-looking statements include, among others, statements regarding the expected timetable for completing the proposed transaction, benefits of the proposed transaction, financing of the proposed transaction, costs and other anticipated financial impacts of the proposed transaction. Forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict and many of which are beyond the Company’s control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the failure to obtain the required votes of the Company’s stockholders; the timing to consummate the proposed transaction; the satisfaction of the conditions to closing of the proposed transaction or the debt financing may not be satisfied or that the closing of the proposed transaction otherwise does not occur; the risk that a regulatory approval that may be required to consummate the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated or conditions that Parent is not obligated to accept; the diversion of management time on transaction-related issues; expectations regarding regulatory approval of the transaction; results of litigation, settlements and investigations; actions by third parties, including governmental agencies; global economic conditions; adverse industry conditions; adverse credit and equity market conditions; the loss of, or reduction in business with, key customers; legal proceedings; the ability to effectively identify and enter new markets; governmental regulation; the ability to retain management and other personnel; and other economic, business, or competitive factors.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s filings with the SEC. The Company’s SEC filings may be obtained by contacting the Company, through the Company’s web site at ir.moneygram.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statement.

Contacts

MoneyGram

Sydney Schoolfield

media@moneygram.com

Madison Dearborn Partners

Deirdre Walsh or Jake Yanulis

Abernathy MacGregor

212-371-5999

abmacmdcp@abmac.com